Registration No. 033-21141

Registration No. 033-34109

Registration No. 033-55540

Registration No. 033-73348

Registration No. 333-00581

Registration No. 333-56017

Registration No. 333-68664

Registration No. 333-110500

Registration No. 333-135491

Registration No. 333-166613

As filed with the Securities and Exchange Commission on May 19, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 033-21141

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 033-34109

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 033-55540

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 033-73348

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-00581

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-56017

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-68664

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-110500

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-135491

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-166613

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMCOL INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	36-0724340
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2870 Forbs Avenue
Hoffman Estates, Illinois	60192
(Address of principal executive offices)	(Zip Code)

AMCOL International Corporation Savings Plan

AMCOL International Corporation 1987 Non-Qualified Stock Option Plan

AMCOL International Corporation 1993 Stock Plan

AMCOL International Corporation 1998 Stock Plan

AMCOL International Corporation 2006 Stock Plan

AMCOL International Corporation 2010 Stock Plan

(Full title of the plan)

Thomas J. Meek, Esq.

Senior Vice President, General Counsel and Secretary

AMCOL International Corporation

c/o Minerals Technologies Inc.

622 Third Avenue

New York, New York 10017-6707

(Name and address of agent for service)

(212) 878-1800

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act: (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments relate to the following Registration Statements of AMCOL International Corporation (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 33-21141, registering shares of Company common stock, par value of $0.01 per share (“Common Stock”), issuable pursuant to an AMCOL International Corporation equity plan, filed with the Securities and Exchange Commission (“SEC”) on April 12, 1988.

•	Registration Statement No. 33-34109, registering Company Common Stock issuable pursuant to the an AMCOL International Corporation equity plan, filed with the SEC on March 30, 1990, which was previously amended by Post-Effective Amendment No. 1 filed with the SEC on June 19, 1990.

•	Registration Statement No. 33-55540, registering Company Common Stock issuable pursuant to the AMCOL International Corporation Savings Plan, filed with the SEC on December 8, 1992.

•	Registration Statement No. 33-73348, registering Company Common Stock issuable pursuant to the AMCOL International Corporation 1987 Non-Qualified Stock Option Plan, filed with the SEC on December 23, 1993.

•	Registration Statement No. 333-00581, registering Company Common Stock issuable pursuant to the AMCOL International Corporation 1993 Stock Plan, filed with the SEC on January 1, 1996.

•	Registration Statement No. 333-56017, registering Company Common Stock issuable pursuant to the AMCOL International Corporation 1998 Long-Term Incentive Plan, filed with the SEC on June 4, 1998.

•	Registration Statement No. 333-68664, registering Company Common Stock issuable pursuant to the AMCOL International Corporation 1998 Long-Term Incentive Plan, filed with the SEC on August 30, 2001.

•	Registration Statement No. 333-110500, registering Company Common Stock issuable pursuant to the AMCOL International Corporation 1998 Long-Term Incentive Plan, filed with the SEC on November 14, 2003.

•	Registration Statement No. 333-135491, registering Company Common Stock issuable pursuant to the AMCOL International Corporation 2006 Long-Term Incentive Plan, which was filed with the SEC on June 30, 2006.

•	Registration Statement No. 333-166613, registering Company Common Stock issuable pursuant to the AMCOL International Corporation 2010 Long-Term Incentive Plan, which was filed with the SEC on May 7, 2010.

On March 10, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Minerals Technologies Inc., a Delaware corporation (“MTI”) and MA Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of MTI (“Merger Sub”). On May 9, 2014, pursuant to the Merger Agreement, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of MTI. At the effective time of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the effective time, other than (i) shares held by the Company as treasury stock or owned by MTI or Merger Sub, all of which were canceled, and (ii) shares owned by stockholders of the Company who or which were entitled to demand, and who properly demanded, appraisal rights pursuant to Section 262 of the DGCL, was converted into the right to receive an amount in cash equal to $45.75 per share, net to the seller in cash, without interest and less any applicable withholding taxes.

In connection with the Merger, the offerings of securities pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities registered pursuant to the Registration Statements that remain unsold at the termination of the offerings, the Company hereby removes from registration all Common Stock registered under the Registration Statements but not sold under the Registration Statements as of the filing date of these post-effective amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 19th day of May, 2014.

AMCOL INTERNATIONAL CORPORATION

By: /s/ Thomas J. Meek, Esq.
Name: Thomas J. Meek, Esq.
Title: Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jonathan J. Hastings Jonathan J. Hastings	President (Principal Executive Officer) and Director	May 19, 2014

/s/ Douglas T. Dietrich Douglas T. Dietrich	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer) and Director	May 19, 2014

/s/ Michael A. Cipolla Michael A. Cipolla	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	May 19, 2014

/s/ Thomas J. Meek Thomas J. Meek	Director	May 19, 2014

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